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                                                                      Exhibit 16
                                                                      ----------

[LETTERHEAD OF KPMG]

               Three Embarcadero Center                   Telephone 415 951 0100
               San Francisco CA 94111




July 17, 2001



Securities and Exchange Commission
Washington, D.C.

Ladies and Gentlemen:

We were previously principal accountants for Bay View Capital Corporation and, under the date of February 14, 2001, we reported on the consolidated financial statements of Bay View Financial Corporation as of and for the years ended December 31, 2000 and 1999. On July 10, 2001, our appointment as principal accountants was terminated. We have read Bay View Capital Corporation's statements included under Item 4(a) of its Form 8-K dated July 10, 2001 and we agree with such statements.

Very truly yours,

KPMG LLP


cc:    Mr. John Rose
       Chief Financial Officer
       Bay View Capital Corporation